    EXHIBIT 10.1

TECHNOLOGY LICENSING AGREEMENT

This agreement (the “Agreement”) is made this 13 day of June, 2012, (the “Effective Date”) between Mariusz Girt (“Licensor”), and Delaine Corp., a Nevada corporation (“Licensee” also the “Company”) (Licensee and Licensor each a “Party” and collectively the “Parties”).

WHEREAS, Licensee is a corporation involved in the online marketing of goods; and

WHEREAS, Licensor owns certainproprietary technology relating to online procurement of certain goods (the “Invention”):

WHEREAS, The Parties have agreed that it is in the best interests of the Parties for Licensorgrant to Licensee  sole and exclusive rights to the Invention for use in the United States of America, including without limitation its territories and possessions (collectively the “Territory”), for a period of ten (10) years, pursuant to the terms and conditions, and subject to the rights and obligations set for the in this Agreement.

NOW THEREFORE, in consideration of the foregoing premises and of the mutual covenants herein contained, the parties agree as follows:

1.	Licensing.
1.1	This Agreement supersedes any former agreements and understandings between the Parties, and the rights, duties and obligations of the Parties from this date forth shall be governed by this Agreement.
1.2
Licensor hereby warrants that he is the true and rightful owner of the Invention (as further defined in Exhibit A to this Agreement), and herby grants to Licensee the sole and exclusive right in and to the Invention, for use in the Territory, for a period of ten (10) years, commencing on the Effective Date (the “License Term”), in exchange for the consideration set forth herein.

1.3
The Licensor shall cooperate with the Licensee with regard to the filing of a patent application for the Invention, or such other intellectual property protection, as Licensee shall, in its sole discretion, deem appropriate, at the sole expense of the Licensee.  However, Licensor shall have no right, title or interest in such patent application during the License Term.

2.	Consideration.
2.1
In consideration of Licensor’s obligations hereunder, Licensee shall designate and issue to Licensor:(a) 400,000 shares of Licensee’s Class A Preferred Stock (the “Stock”), which Stock shall have the rights and preferences set forth in Section 3 of this Agreement; and (b) 576,160 newly issued restricted shares of the Company’s common stock, par value $0.001.

3.	Preferred Stock.
3.1	Each share of the Stock shall have a par value and liquidation value equal to that of a share of the Company’s common stock.
3.2	The Stock shall rank senior to the Company’s Common Stock.
3.3	Each share of the Stock shall carry 25 votes on all matters subject to vote by the Company’s shareholders.
3.4	Each Share of the Stock shall be entitled to the same dividends as shall be declared from time to time for each share of the Company’s common stock.
(a) in the event of a stock dividend, the stock received as a dividend shall be of the same class as would have been received if the Stock had been common stock.
3.5	Each share of the Stock shall be convertible into one common share of the Company at the sole discretion of the holder of the Stock.
3.6	The Company shall cause the designation and issuance of the Stock as soon as practicable after execution of this Agreement.
3.7	In the event the Company cannot for any reason cause the issuance and designation of the Stock, this Agreement shall terminate, and no Party shall have any further rights or obligations hereunder.

4.
Amendments or Waiver.  This Agreement may be changed, waived, discharged or terminated only by a writing signed by all Parties hereto.  No delay or omission by any party in exercising any right with respect hereto shall operate as waiver.  A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

5.
Severability.  To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition, or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

6.	Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Nevada without giving effect to the conflict of laws principles thereof
7.	Entire Agreement. This Agreement constitutes the entire Agreement between the Parties relating to the subject matter herein.
8.
Binding Effect.  All of the terms of this Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the respective heirs, successors and assigns of the Parties.

IN WITNESS WHEREOF the undersigned agree to the terms of this Agreement as of the date first written above:

LICENSEE	LICENSOR

/s/ Timothy Moore	/s/ Mariusz Girt
Delaine Corp.	Mariusz Girt
Timothy Moore, President and Director

EXHIBIT A to that certain Technology Licensing Agreement by and between Delaine Corporation, a Nevada corporation, and Mariusz Girt, executed on June 13, 2012.

The Invention comprises:

Algorithms tailored to the procurement of used auto parts from a network of trusted suppliers, including:

1. Internet search algorithms tailored to searching, cross referencing, and pricing used auto parts.

2. Pricing algorithms.

3. Order Fulfillment  module.

4. Fulfillment Follow-up Module.